SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made effective as of the 24th day of March, 2014, by and between Advaxis, Inc. (the “Company”) and Mark J. Rosenblum (“Employee”) (collectively, “the parties”).

WHEREAS, Employee has been employed by the Company as its Chief Financial Officer, Senior Vice President and Secretary pursuant to an Employment Agreement dated as of September 4, 2013, as amended by Amendment No. 1 thereto dated as of December 19, 2013 (as amended, the “Employment Agreement”); and

WHEREAS, Employee’s employment with the Company will cease effective as of the close of business on March 24, 2014 (the “Release Date”).

NOW, THEREFORE, in consideration of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Employee for and in consideration of the commitments set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, attorneys, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) of and from all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has or which Employee’s heirs, executors or administrators hereafter may have from the beginning of time, up to and including the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims concerning or relating in any way to Employee’s employment relationship with RELEASEES, including, but not limited to, any claims arising under the Employment Agreement, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., Section 1981 of the Civil Rights Act of 1870, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. (“ADA”), the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. (“FMLA”), the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq. (“ERISA”), the Workers Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq. (“WARN”), the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (“NJLAD”), the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (“CEPA”), the New Jersey Family Leave Act, N.J.S.A. 34:1 lb-1 et seq., the New Jersey Equal Pay Act, N.J.S.A. 34:11-56.1 et seq., the New Jersey Wage and Hour Law, N.J.S.A. 34:1 -56a et seq., the New Jersey Wage Payment Act, N.J.S.A. 34:11-4.2 et seq., the New Jersey Constitution, the common law of the State of New Jersey including, but not limited to, “Pierce claims,” the New Jersey wage and hour laws, and any and all other federal, state, county, or local common laws, statutes, ordinances, or regulations, including, without limitation, claims of unlawful discharge, retaliation, fraud, equitable fraud, negligent misrepresentation, breach of contract, promissory estoppel, breach of the implied covenant of good faith and fair dealing, negligent supervision, quantum meruit, violation of public policy, defamation, physical injury, emotional distress, or claims for additional compensation or benefits arising up until now, and any claims for attorneys’ fees and costs.

2. The Company for and in consideration of the commitments set forth in this Agreement and intending to be legally bound, also does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Employee, his heirs, executors, administrators, successors and assigns, from all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company (including its affiliates, subsidiaries, parents, officers, directors and agents, and its successors and assigns) ever had, now has or hereafter may have from the beginning of time, up to and including the effective date of this Agreement, and particularly, but without limitation of the foregoing terms, any claims concerning or relating in any way to Employee’s employment relationship and regardless of whether the same arise out of federal, state, local or common law, statutes, ordinances or regulations, up to now.

3. In consideration for Employee’s execution of this Agreement, agreement to be legally bound by its terms, and undertakings as set forth herein, and provided that Employee has not revoked the Agreement pursuant to Paragraph 18 herein:

(a) During the period commencing on March 25, 2014 and terminating on March 24, 2015 (the “Compensation Period”), the Company will pay to Employee an amount equal to his 2013 annual base salary of $275,000 in equal bi-weekly installments of $10,576.92. the first such payment to be made on April 10, 2014, less all applicable federal, state and local withholdings (consistent with the Company’s practices heretofore). The Company will report this payment on a Form W-2, issued to Employee.

(b) Immediately prior to the execution of this Agreement, the Company will pay to Employee in cash an amount equal to $40,000.00 to assist the Employee in the procurement of outplacement and transition services following the Release Date. The Employee shall not be required to account for any such services to the Company. Employee acknowledges that in the event that this Agreement is revoked by the Employee prior to the end of the Revocation Period pursuant to Paragraph 18 herein, Employee shall be liable to the Company for the return of this cash payment.

(c) Employee will continue to participate in the Company group medical plan Employee has selected on the same basis as active employees through the end of the Compensation Period. Thereafter, Employee shall be eligible for up to eighteen (18) months of medical coverage, at Employee’s expense as authorized by and consistent with 29 U.S.C.§1161 (“COBRA”). Information regarding Employee’s eligibility for COBRA benefits will be mailed to Employee under separate cover.

(d) As of the Release Date, the Employee has certain vested and unvested stock options (“Options”), as set forth on Exhibit A attached hereto. All Options that are unvested as of the Release Date will be deemed fully vested on the Release Date. Such Options shall continue to be exercisable by the Employee until the respective expiration dates for such Options set forth on Exhibit A. Exercise terms of the plans under which such Options were granted will govern the method of exercise (i.e. including, without limitation, provisions for “cashless exercise”). Employee shall have full flexibility with respect to the timing of any exercise of all or part of his options and the Company and/or its agents will act promptly in the issuance of registered shares in response to the exercise of any Options.

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(e) Within four (4) business days following the end of the Revocation Period, the Company will issue shares of common stock under the Company’s current S-8 in respect of the Employee’s 6,667 vested RSUs. Employee may elect to receive any or all of such shares by the “net issuance” method. In addition, the Company shall issue 60,000 shares of restricted stock in respect of the cancellation of the remaining unvested Restricted Stock Units (“RSUs”) issued to the Employee prior to the Release Date within four (4) business days following the end of the Revocation Period. The parties agree that the 60,000 shares will be subject to reduction for withholding of applicable taxes such that the Employee will receive the net number of shares, with the valuation of such shares being the market price as of the close of business on the business day immediately prior to the date of issuance. The Employee acknowledges that the remaining unvested RSUs issued to the Employee shall be cancelled and forfeited following the end of the Revocation Period.

(f) All restrictive legends on securities of the Company held by the Employee that qualify for such treatment under Rule 144 promulgated under the Securities Act of 1933, as amended, shall be removed within ten (10) business days of the presentation of such securities to the Company’s transfer agent.

(g) Any other provision of this Separation Agreement and General Release notwithstanding, this Separation Agreement and General Release shall not become effective until the Company has fully complied with its obligations under Paragraph 3(b) and (e).

4. Employee understands and agrees that the Company’s undertakings as provided in Paragraph 3 of this Agreement are being provided in consideration for Employee’s acceptance and execution of the Agreement and in reliance upon Employee’s representations in the Agreement and, specifically, the general release in Paragraph 1 herein. In addition, the Employee agrees that for the duration of the Compensation Period he shall cooperate fully with the Company and make himself reasonably available to the Company, within normal business hours on normal work days, to respond to requests by the Company relating to business conducted by the Company prior to the Release Date with respect to which the Employee had first-hand knowledge or involvement as well as in connection with any threatened or pending litigation, arbitration, regulatory proceeding or other proceeding involving facts or events relating to the Company that may be within Employee’s knowledge. The Company agrees to reimburse the Employee for any reason reasonable and documented travel and other out-of- pocket costs incurred by Employee in response to a request for assistance by the Company. At no time shall Employee be required by the Company to state as fact assertions that Employee believes to be false or inaccurate, under oath or otherwise.

5. Employee expressly agrees that the Company does not have, and will not have, any obligation to provide Employee at any time in the future with any payments, benefits, or consideration other than: those set forth in Paragraph 3 herein; any salary compensation heretofore earned by Employee but unpaid, either in cash or stock; compensation for four weeks of vacation days accrued and unused through the Release Date; and any vested benefits to which Employee may be entitled under the terms of any of the Company’s benefit plans. The Company agrees that the paycheck for the pay period ended March 23, 2014 will be increased by $1,586.54 in respect of previous eductions for the purchase of common stock of the Company that have not been delivered to the Employee. Except as otherwise provided herein, all other employee benefits shall cease as of the Release Date. Employee expressly agrees that the Company has no further obligations under this Agreement except as set forth herein.

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6. Employee and Company agree to be bound by the confidentiality, publication and intellectual property ownership terms of the agreement which Employee executed and which terms are incorporated by reference herein. Employee and Company agree that on or before the Release Date, to return all equipment, documents and other property, including by not limited to documents containing proprietary and/or confidential information to the Disclosing Party, as the term is used in the confidentiality, publication and intellectual property ownership terms referenced above.

7. Employee agrees not to disclose the terms of this Agreement to anyone, except Employee’s spouse, if any, attorney and, as necessary, tax/financial advisor.

8. In response to any inquiry about Employee from a prospective employer or a third party on behalf of the same, the company and or its employees, agents or management will not participate in any negative or disparaging information or activity about the employee. The Company will provide the following information only: dates of Employee’s employment with Company and position held. The Employee agrees that the Company shall publically disclose the departure of the Employee as its Chief Financial Officer as necessary for the Company to achieve its reporting requirements under the applicable security laws, rules and regulations, which disclosure shall be in language approved by Employee no later than the effective date of this Separation Agreement and General Release.

9. Employee will not offer any negative or disparaging information about the Company or any of its employees, agents, or management to anyone. The Company will not offer any negative or disparaging information about the Employee to anyone. Nothing in this Agreement shall preclude either the Employee or the Company from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state, or local governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement.

10. The parties acknowledge and agree that the Agreement by the Company described herein, and the settlement and release of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to Employee.

11. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter hereof, other than as expressly set forth herein. Employee agrees that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both Employee and the Company. If the terms of this Agreement differ from or are in conflict with any prior negotiations and/or agreements, whether written or oral, relating to the subject matter hereof, this Agreement shall control. Employee further acknowledges and agrees that except as set forth expressly herein, no promises or representations have been made to Employee in connection with Employee’s separation from the Company or the terms of this Agreement.

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12. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey.

13. The parties agree that if any provision of this Agreement, other than Paragraph 1 or Paragraph 2 or Paragraph 3 shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

14. This Agreement has been drafted jointly by the parties and there shall be no presumption of construction against any party. The parties agree that the terms of all parts of the Agreement shall in all cases be construed as they hold, according to their fair meaning, and not strictly for or against any party.

15. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile or e- mail.

16. Except as expressly provided for therein, this Agreement, together with all attachments, constitutes the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

17. If the Company or the Employee believes that the opposite party is in breach of this agreement, the party who believes there is a breach will inform the other party of the breach and provide seven working days to cure the breach.

18. Employee certifies and acknowledges as follows:

(a) That Employee has read the terms of this Agreement and understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of Employee’s employment relationship with the Company and/or the termination of that relationship;

(b) That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to him/her and which Employee acknowledges is in addition to any other benefits to which he/she is otherwise entitled;

(c) That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement, and has had the opportunity to do so;

(d) That the Company has provided Employee with a period of twenty-one (21) calendar days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory; and

(e) Employee acknowledges that he/she may revoke this Agreement within seven (7) calendar days after the date of his execution of this Agreement appearing under his signature below (the “Revocation Period”), and it shall not become effective until the expiration of such seven-day Revocation Period. In order to be effective, any revocation by Employee must be in writing, directed to Daniel J. O’Connor and be received on or before the expiration of the Revocation Period. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and neither the Company nor Employee will have any obligations hereunder.

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EMPLOYEE FURTHER STATES THAT HE/SHE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT AND RELEASE, INCLUDING THE RELEASE OF ALL CLAIMS, AND FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS THEREOF, AND SIGNS THE SAME AS HIS/HER OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Advaxis, Inc. and Mark J. Rosenblum hereby execute the foregoing Confidential Separation Agreement and General Release.

/s/ Mark J. Rosenblum
Name:	Mark J. Rosenblum

Date:	24 March, 2014

Advaxis, Inc.

By:	/s/ Daniel J.O’Connor
Name:	Daniel J.O’Connor
Title:	Chief Executive Officer

Date:	24 March, 2014

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